May 9, 2005

Mr. James Caparro
11 Elden Drive
Saddle River, NJ 07458

Dear Jim:

     The purpose of this letter agreement is to confirm our mutual understanding of the terms of your employment by Glenayre Electronics, Inc. (“Glenayre”) to serve as an executive officer of Entertainment Distribution Company, LLC (the “Company”). As you know, Glenayre and the Company have executed and delivered today definitive agreements for the acquisition by the Company and its affiliates of substantially all of the assets of UMG Manufacturing & Logistics, Inc. and Universal Music & Video Distribution Corp. and 100% of the stock of Universal Manufacturing and Logistics GmbH (the “Acquisition”). This letter agreement shall become effective on the date of the closing of the Acquisition (the “Closing Date”) without further action of any party hereto; provided, that should the Acquisition fail to close on or before August 31, 2005 or such other date mutually agreed in writing by you and Glenayre, this letter agreement will be terminated ab initio and be of no force or effect.

     We understand from you that, under the terms of your employment agreement with Atari, Inc., you may terminate your employment at any time on 30 days prior written notice. You agree that you shall give notice of such termination to Atari, Inc. on the Closing Date and that you will become an employee of Glenayre and provide service to the Company not later than 90 days after the Closing Date under the terms specified below.

     The terms of that employment are set forth below. For purposes of this letter agreement, the “Effective Date” is the first day of your employment by Glenayre, which shall be no later than 90 days after the Closing Date.

     1. Duties.

     (a) You agree, that beginning on the Effective Date, you will serve as the President and Chief Executive Officer of the Company, and you will perform those duties and exercise those powers commensurate with your office as may be reasonably requested of you by Clarke Bailey, the Chairman of the Company, or the Board of Directors of the Company (the “Board”) or vested in you by the Limited Liability Company Agreement of the Company which will be entered into on the Closing Date substantially in the form of Exhibit 10.2(e)(iii) to the Asset Purchase Agreement referred to in Paragraph 3(k) below (the “LLC Agreement”). In your capacity as President and Chief Executive Officer of the Company, all of the officers of the Company shall report directly to you or your designee except for the Chairman and except for Debra Ziola, who shall serve as the initial Chief Financial Officer of the Company, and will have primary reporting responsibility to Clarke Bailey, the Chairman, and secondary reporting responsibility to you. You will also: (1) devote substantially all of your business time, attention and abilities to the Company’s business and (2) faithfully serve the Company and use your best efforts to promote the interests of the Company. Glenayre understands that you are currently serving as a member of the following boards: (1) Atari, Inc. and (2) The TJ Martel Foundation.

Glenayre agrees that you may continue to serve on those boards so long as there is no conflict of interest between any of those organizations and the Company and your duties as a member of those boards do not unreasonably interfere with your duties under this letter agreement. In the event that you desire to serve as a member of boards or other governing bodies of additional organizations or to serve in a more significant role for any of the above named organizations, you agree to request approval for such service from the Board and the Board agrees to respond promptly to any such request.

     (b) You are currently a member of the Board, and so long as you are employed by Glenayre to provide services to the Company in the same or higher executive position, you will continue to be a member of the Board. It is currently contemplated that the Board will consist of you, Thomas Costabile and all of the members of the Board of Directors of Glenayre (currently eight). In addition, the Board will establish an Executive Committee composed of four members of the Board, and so long as you are a member of the Board, you will be a member of the Executive Committee. It is currently contemplated that the other three members of the Executive Committee will be Clarke Bailey, Ray Ardizzone and Thomas Costabile.

     2. Term and Termination.

     (a) The initial term of your employment under this letter agreement will be for a period of four years, commencing as of the Effective Date. The term of your employment may be renewed for successive renewal terms thereafter if Glenayre provides you with written notice of its intention to renew this letter agreement not less than 180 days prior to its expiration. Renewal will then be discussed with you and such renewal shall occur only upon terms mutually agreed upon by Glenayre and you. The initial term and each renewal term are collectively referred to in this letter agreement as the “Term”.

     (b) Notwithstanding the provisions of Paragraph 2(a) above, your employment under this letter agreement may be terminated prior to the expiration of the Term as follows:

        (1) Glenayre may terminate your employment hereunder for “Cause;”

        (2) Glenayre may terminate your employment hereunder upon your “Disability;”

        (3) You may terminate your employment hereunder immediately for “Good Reason” or without “Good Reason” on 30 days’ prior written notice;

        (4) Your employment hereunder shall terminate automatically upon your death;

        (5) Glenayre may terminate your employment hereunder at any time without “Cause” on 30 days’ prior written notice.

        (6) In addition to any other amounts expressly provided hereunder, you shall be paid all amounts and benefits accrued and owed to you prior to and through the effective date of any termination of your employment hereunder.

     3. Compensation and Benefits.

     (a) Glenayre will pay to you an initial salary of $750,000 per annum (which as increased from time to time, is referred to as the “Base Salary”). The Base Salary will be payable in accordance with Glenayre’s normal payroll practices. The Base Salary shall be reviewed annually during the Term and may be increased (but not decreased) in the manner determined by Glenayre in consultation with the Board or any Compensation Committee established by the Board.

     (b) You will be eligible to participate in the Executive Bonus Plan for the Company, pursuant to which you may earn a bonus of up to 100% of your Base Salary at 100% of the target established by the Board upon recommendations from management of the Company. The normal matrix used by Glenayre for bonuses will be used to provide for bonuses at targets above and below 100% of the target (that is, a bonus of 25% of Base Salary at 50% of the target and up to 200% of Base Salary for results above 100% of the target).

     (c) On the Effective Date, Glenayre will pay you a signing bonus in the amount of $215,000, and you will use all of the after-tax proceeds from such bonus to purchase “Class B Units” of the Company (as defined and provided in the LLC Agreement) at the same price per Unit as Glenayre’s “Class A Units” of the Company (as defined and provided in the LLC Agreement).

     (d) Glenayre shall provide you with an automobile allowance in the amount of $1,500 per month.

     (e) You may take four weeks of vacation in each calendar year during the Term at such times as shall be mutually convenient to you and the Company. Your vacation will be prorated for each partial calendar year during the Term.

     (f) You may participate in all bonus, compensation and other incentive plans and programs and in all retirement plans, life, medical/dental insurance plans and disability insurance plans of Glenayre, to the extent that you qualify under the eligibility requirements of each plan or program. Glenayre intends to review certain of its plans and determine whether benefits thereunder are at appropriate levels for its executives, including you. In undertaking such review, Glenayre will take into account policies and practices that are customary in the music industry.

     (g) After the Effective Date, Glenayre will reimburse you for all reasonable expenses incurred personally by you on behalf of Glenayre or the Company, subject to the Company’s reimbursement policies in effect from time to time. Those reimbursement policies for the Company will be recommended by you in your capacity as the President and Chief Executive Officer of the Company and subject to approval by the Board, with the Board to take into account policies and practices that are customary in the music industry. In addition, Glenayre agrees that you will be reimbursed for your social club fees up to $20,000 for each 12-month period during the Term.

     (h) You and Thomas Costabile will be reimbursed for up to a total of $10,000 for your attorneys fees incurred by both of you in connection with the LLC Agreement and your respective arrangements with Glenayre and the Company.

     (i) On the Effective Date, in addition to the provisions of Paragraph 3(c) above, you will invest $300,000 to purchase Class B Units of the Company at the same price per Unit as Glenayre’s Class A Units.

     (j) On the Effective Date, you will receive Profits Interests, allocated among Tier One, Tier Two and Tier Three, all as described in the LLC Agreement.1 On the Effective Date, you shall become vested with respect to one-third of each of your Tier One, Tier Two and Tier Three Profits Interests. Provided that you are still employed by Glenayre under this letter agreement at such time, you shall become vested with respect to an additional one-third of each of your Tier One, Tier Two and Tier Three Profits Interests on the first anniversary of the Effective Date. Provided that you are still employed by Glenayre under this letter agreement at such time, you shall become vested with respect to the final one-third of each of your Tier One, Tier Two and Tier Three Profits Interests on the second anniversary of the Effective Date. Notwithstanding the foregoing, you shall become fully vested in all of such entire Profits Interests upon (1) a Change of Control of the Company, (2) your death, (3) the termination of your employment hereunder because of your Disability, (4) the termination of your employment hereunder by Glenayre without Cause or (5) the termination of your employment hereunder by you for Good Reason. Upon the termination of your employment under this letter agreement (other than after a Change of Control or on account of the reasons specified in clauses (2) through (5) above), any portion of your Profits Interests that has not previously vested shall be deemed cancelled and of no further force or effect.

     (k) Glenayre agrees that it and its affiliates will conduct “Seller Restricted Activities” (as such term is defined in the Asset Purchase Agreement dated May 9, 2005 between the Company and UMG Manufacturing & Logistics, Inc. and Universal Music & Video Distribution Corp.) only through the Company and its subsidiaries or other entities in which you are granted Profits Interests equivalent to the Profits Interest granted to you hereunder and under the LLC Agreement.

     (l) In the event that your employment is terminated by Glenayre without Cause or by you for Good Reason, Glenayre will (1) pay you a total amount equal to twice the amount of (x) your Base Salary at the time of termination, plus (y) the amount of your bonus under the Executive Bonus Plan for the prior fiscal year of the Company (if either the prior fiscal year was not 12 full months, then for this purpose such bonus will be annualized by multiplying such bonus by a fraction the numerator of which is 365 and the denominator of which is the number of days in such prior fiscal year or there was no prior fiscal year for which a bonus was determined, then the current fiscal year’s bonus shall be used and annualized in the same manner), such total amount to be paid in 24 equal monthly installments over a period of two years after such termination and (2) provide medical benefits to you (and your dependents) for a period of 12

[1]	Representing 33.33% of the Company’s total Profits Interests as specified in the LLC Agreement (representing the right to receive 10.0% of the distributions by the Company beyond certain thresholds, all as described in the LLC Agreement).

months following such termination of employment, at Glenayre’s full expense and at the same level of coverage as such benefits are provided to active employees of Glenayre. Your right to continue medical coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) shall begin at the expiration of the 12-month period described in the preceding sentence of this Paragraph 3(l). Termination of your employment for Disability shall not qualify you for benefits under this Paragraph 3(l). Glenayre specifically waives any obligation or requirement on your part to seek other employment to reduce or otherwise mitigate the severance benefits described in this Paragraph 3(l) and agrees that in the event that you shall become employed or otherwise generate other earnings or compensation, such employment or other earnings or compensation shall not reduce your benefits under this Paragraph 3(l). As used in this letter agreement, the following terms shall have the following meanings:

        “Cause” means the occurrence of any of the following:

        (1) your resignation, except for Good Reason, from the offices of President and Chief Executive Officer of the Company;

        (2) acts of dishonesty or fraud on your part which are intended to result in your substantial personal enrichment at the expense of the Company;

        (3) your conviction of a felony involving moral turpitude or the entry of a plea of nolo contendere for such a felony; or

        (4) a material violation of your responsibilities as set forth herein which is willful and deliberate. However, prior to the determination by the Board that “Cause” has occurred, the Board will provide to you in writing the reasons for such determination and provide you a reasonable opportunity to remedy that breach.

        “Change of Control” means any one of the following: (i) a merger, consolidation, security exchange, issuance or sale of “Units,” or other reorganization of or involving the Company pursuant to which either (a) the “Members,” determined immediately prior to such transaction is effected, collectively have beneficial ownership of less than 51% of the total outstanding “Units” (determined on a fully diluted basis) of the Company, or comparable equity securities of the surviving entity if the Company is not the surviving entity, immediately following such transaction or (b) the “Members” owning “Class A Units,” determined immediately prior to such transaction is effected, collectively have beneficial ownership of less than 51% of the total outstanding “Class A Units” (determined on a fully diluted basis) of the Company, or comparable equity securities of the surviving entity if the Company is not the surviving entity, immediately following such transaction, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), of all or substantially all of the assets of the Company, (iii) the “Members’” or Board’s approval of any plan or proposal for the liquidation or dissolution of the Company, or (iv) the Company’s submission or becoming subject to any bankruptcy proceeding, the appointment of a trustee, custodian or conservator or any other similar voluntary or involuntary creditors’ right proceeding; provided, however, that notwithstanding the foregoing, in no event shall any of the following transactions be deemed to have effected a Change of Control: (1) any transaction following which “Members” comprising a “Voting Majority” immediately prior to any such transaction continue to have right to select a majority of the members of the Board of Directors of the Company, or the surviving entity if the Company is not the surviving entity, immediately following such transaction, (2) any “Reorganization” which results in the Company merging, consolidating or otherwise combining with Glenayre Technologies, Inc. or Glenayre, and (3) any transaction involving the public offering of equity securities of the Company or its successor or the distribution of equity securities of the Company or its successor in a spin-off or similar transaction. All quoted terms used herein have the meaning provided under the LLC Agreement.

        “Disability” shall be deemed to occur if you qualify for disability benefits under a long-term disability plan sponsored by Glenayre or its affiliates.

        “Good Reason” means the occurrence of any of the following:

        (1) any failure by the Company to appoint or reappoint you to the offices of President and Chief Executive Officer of the Company, except where such failure is specifically approved by you (whether as a member of the Board or individually); or

        (2) any assignment to you of duties materially inconsistent with your position with the Company or any material diminution by Glenayre or the Company of your authority, duties or responsibilities with the Company, provided that you must first provide the Board with written notice specifying the failure of Glenayre or the Company under this Paragraph and allow the Board 15 days from receipt of notice to cure such failure;

        (3) any failure by Glenayre to pay to you the Base Salary or other compensation and benefits or perform its material obligations provided for herein; provided that you must first provide Glenayre with written notice and allow Glenayre 15 days from receipt of notice to cure such failure; or

        (4) any relocation of your principal office to a location which is more than 50 miles outside of New York, New York.

     (m) In the event that Section 280G or Section 409A of the Internal Revenue Code shall be applicable to any payments required to be made by Glenayre to you hereunder, the parties agree to negotiate in good faith alternative arrangements to mitigate such applicability, with Glenayre having no obligation to increase the amount of any such payments.

     4. Confidential Information. You will not use or divulge to any person not employed by the Company or its Affiliates or otherwise engaged to render services to the Company or its Affiliates, any Confidential Information during or after your employment by Glenayre. For this purpose, “Confidential Information” means: (1) the name, address or requirements of any customer of the Company; or (2) any other secret or confidential information relating to any strategy, acquisition, financial information, activity, invention, discovery or intellectual property of the Company or its Affiliates or their customers not already in the public domain that you have or shall have acquired during your employment by Glenayre hereunder. This provision will not preclude you from disclosing such Confidential Information as may be required by any applicable law, regulation or directive or any governmental agency, court or other authority having jurisdiction in the matter, or in the proper course of conduct of the Company’s business in the prosecution of your rights or entitlements or in defense of any claim against you. If any person seeks legally to compel you to disclose, or you desire to disclose (in the prosecution of your rights or entitlements or in the defense of any claim against you), Confidential Information, you will promptly provide the Company with notice. For purposes of this Paragraph 4, an “Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with such Person, where “control” means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise, such Persons to include without limit Glenayre Technologies, Inc. and Glenayre.

     5. Non-Competition and Non-Solicitation.

     (a) You agree not to engage in any activities competitive with the Company or its Affiliates at any time during the period of your employment hereunder (including any activities similar to those described below), except in furtherance of the Company’s business. Furthermore, you agree that, except as otherwise approved in writing by Glenayre, during the Restricted Period, you will not, directly or indirectly: (1) engage in the Business in the Territory or market, sell or provide Products and Services in the Territory; (2) solicit any Customer for purposes of marketing, selling or providing Products and Services to such Customer; (3) accept as a customer any Customer for purposes of marketing, selling or providing Products and Services to such Customer; (4) induce or attempt to induce any employee of the Company or its Affiliates to terminate his or her employment with the Company or its Affiliates; (5) interfere with the business relationship between a Customer, Company employee or supplier and the Company or its Affiliates; or (6) be or become a Representative of any Person who engages in any of the foregoing activities.

     Glenayre agrees that your employment by a division or subsidiary that does not engage in the Business in the Territory or market, sell or provide Products and Services in the Territory (the “Non-Competing Division”) of a company with another division or subsidiary that does engage in the Business in the Territory or does market, sell or provide Products and Services in the Territory (the “Competing Division”) shall not be deemed a violation of this Paragraph 5(a), so long as (1) the Non-Competing Division does not directly or indirectly engage in the Business in the Territory or market, sell or provide Products and Services in the Territory, (2) the Non-Competing Division does not engage in any of the activities described in subparagraphs (1) through (6) of the second sentence of Paragraph 5(a), (3) you do not directly or indirectly participate or become involved in the activities or business of the Competing Division and (4) you do not violate the provisions of Paragraph 4 above.

(b) The following terms have the meanings given to such terms below:

        For purposes of this Paragraph 5, an “Affiliate” of a Person means any Person (i) that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with such Person, where “control” means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise, such Persons to include without limit Glenayre Technologies,

Inc. and Glenayre, and (ii) on which Person’s behalf you have provided or rendered material executive management services prior to the Termination.

        “Business” means the Company’s or its Affiliates’ CD and DVD manufacturing and physical distribution businesses and any other business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12-month period prior to, the Termination.

        “Customer” means any Person who is or was a customer of the Company or its Affiliates (i) at the time of, or during the 12-month period prior to, the Termination or (ii) at the time of, or during the 12-month period prior to, the Termination and with whom you had dealings in the course of your employment with the Company.

        “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental body or other entity.

        “Products and Services” means the products and/or services offered by the Company or its Affiliates at the time of, or during the 12-month period prior to, the Termination.

        “Representative” of a Person means (i) a shareholder, director, officer, member, manager, partner, joint venturer, owner, employee, agent, representative, independent contractor, consultant, advisor, for, to or with such Person, (ii) an investor in such Person or a lender to such Person or (iii) any Person acting for, on behalf of or together with such Person.

        “Restricted Period” means the period commencing on the date of the Termination and ending on the second anniversary of such date.

        “Termination” means the termination of your employment hereunder for any reason.

        “Territory” means: (i) any county or State in the United States, (ii) any State in which the Company or its Affiliates does or did business at the time of, or during the 12- month period prior to, the Termination, (iii) the United States of America, and (iv) any country in the world where the Company or its Affiliates does or did business at the time of, or during the 12-month period prior to, the Termination.

     (c) You agree that the covenants in this Paragraph 5 are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by the Company and its Affiliates and the substantial knowledge and goodwill you will acquire with respect to the Business as a result of your services to the Company. If, however, any provision of this Paragraph 5 is determined by a court to be invalid or unenforceable, that court is authorized to limit the terms of such provision to allow it to be enforced.

     (d) You acknowledge that the Company and its Affiliates will suffer irreparable harm if you breach any of your obligations under this Paragraph 5 and that monetary damages will be inadequate to compensate the Company and its Affiliates for that breach. Accordingly, you agree that, in such event, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach (and you agree to waive any requirement for the securing or posting of any bond in connection with such remedies). The Company will be entitled to recover its costs incurred in connection with enforcing this Paragraph 5, including reasonable attorneys’ fees and expenses.

     6. Ownership of Intellectual Property.

     (a) You will immediately and fully disclose in writing to the Company all inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, mask works, works of authorship and other intellectual property conceived or developed in whole or in part by you, or in which you may have aided in its conception or development, while employed by the Company (collectively, “Intellectual Property”).

     (b) You will from time to time immediately upon the conception or development of any Intellectual Property assign, at the Company’s expense, to the Company all of your right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within the definition of “work made for hire”, as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company. If any Intellectual Property does not fall within such definition of “work made for hire”, then your right, title and interest in and to such Intellectual Property will be assigned to the Company pursuant to the first sentence of this Paragraph 6(b). You will execute and deliver any assignment instruments and do all other things reasonably requested by the Company (both during and after the your employment with the Company) in order to more fully vest in the Company sole and exclusive right, title and interest in and to all Intellectual Property. The Company agrees to indemnify, defend and hold you harmless from and against any claim that may be made against you in connection with the Company’s use of any Intellectual Property assigned by you to the Company or any resulting damages sustained by you by reason of such claim.

     7. Indemnity. You are entitled to indemnification from the Company to the same extent as other directors of the Company, as described in Section 11.8 of the LLC Agreement.

     8. Notices. All notices and other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given when personally delivered or on the third business day after being placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when actually received):

As to Glenayre or the Company:	Glenayre Electronics, Inc. or Entertainment Distribution Company, LLC 360 Madison Avenue, Suite 500 New York, New York 10017 Attention: Chairman of the Board

As to You:	Mr. James Caparro 11 Elden Drive Saddle River, NJ 07458

The address of any party may be changed from time to time by such party serving notice on the other party.

     9. Miscellaneous. You may not assign this letter agreement or any of your rights, benefits, obligations or duties hereunder to any other Person. Glenayre may assign its rights, obligations and duties (with no continuing obligation to you hereunder) to any company that acquires all or substantially all of the Company’s assets or equity interests and expressly assumes such obligations and duties hereunder. Glenayre may also assign its rights, obligations and duties hereunder to the Company (with no continuing obligation to you hereunder) if Glenayre and its affiliates collectively shall cease to have beneficial ownership of a majority of the total outstanding Class A Units (determined on a fully diluted basis) of the Company. This letter agreement is made with the intention that the construction and validity shall be determined in accordance with and governed by the laws of the State of New York. This letter agreement shall be binding upon and inure to the benefit of Glenayre, its successors and assigns, and of you and your heirs and personal representatives. This letter agreement constitutes the entire agreement among Glenayre, the Company and you with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings among us with respect to the subject matter hereof. This letter agreement may not be changed or modified orally but only by a writing signed by Glenayre, the Company and you, which writing states that it is an amendment to this letter agreement. If any provision of this letter agreement be held invalid or unenforceable, that shall not affect or impair any other provision of this letter agreement and shall not have any effect on or impair the obligation of Glenayre, the Company or you.

* * *

     If the foregoing reflected your understanding of the terms of your employment by Glenayre, please sign where provided below.

GLENAYRE ELECTRONICS, INC.

By:	/s/ Clarke H. Bailey
Name: Title:	Clarke H. Bailey Chairman of the Board

AGREED:

/s/ James Caparro
James Caparro

AGREED:

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

By:	/s/ Clarke H. Bailey
Name: Title:	Clarke H. Bailey Chairman